THERMON NAMES THOMAS CEROVSKI AS CHIEF OPERATING OFFICER

AUSTIN, TX / ACCESSWIRE / July 1, 2025 - Thermon Group Holdings, Inc. (NYSE:THR) (“Thermon” or the “Company”), a global leader in industrial process heating solutions, today announced the promotion of Thomas Cerovski to Senior Vice President and Chief Operating Officer, effective as of July 1, 2025. Mr. Cerovski will continue to report to Thermon’s Chief Executive Officer, Bruce Thames. In his expanded role, Mr. Cerovski will work with the leadership team to execute on the Company’s key strategic pillars to drive the next level of growth and create value for shareholders. His priorities will include growing the installed base to capture recurring revenue and driving additional growth in Decarbonization, Digitization and Diversification while prudently deploying capital. All of this is underpinned by the Thermon Business System to form the value creation framework for the business. Mr. Cerovski has served as the Company’s Senior Vice President, Global Business Units since 2019 and has managed the Company’s profit and loss business units and commercial organization. “Tom has been an invaluable member of our executive team since joining Thermon six years ago, and we are looking forward to his continued contributions in this expanded leadership role,” stated Bruce Thames, President and CEO of Thermon. “Tom is a proven leader and we believe that his extensive knowledge and experience across the industries and customers we serve, our product and service portfolio and the geographies in which we operate will be instrumental as we continue to execute on our long-term value creation framework.”

“We are pleased to appoint Tom as our Chief Operating Officer, as his deep understanding of our business, customer base, and employees make him the ideal person for this role,” stated John U. Clarke, Chairman of the Board of Directors of Thermon. “With over thirty years of sales experience across a broad range of energy and industrial end markets, Tom is uniquely positioned to help guide Thermon in its next phase of growth.”

Mr. Cerovski brings more than thirty (30) years of energy and industrial industry leadership experience in positions ranging from engineering, product management, sales, business development, and business unit management. Prior to joining the Company, from 2018 until 2019, Mr. Cerovski was the Senior Vice President, Global Sales and Business Development for Trojan Battery Company, a leading manufacturer of deep-cycle batteries. From 2013 through 2018, Mr. Cerovski held various positions at Dover Corporation, a conglomerate manufacturer of industrial products, including Vice President and General Manager, Dispenser Business Unit, and Vice President, Product and Technology Services, Wayne Fueling Systems. Prior to joining Dover Corporation, Mr. Cerovski served for fourteen (14) years in various positions with General Electric Company. Mr. Cerovski began his career at the Nuclear Regulatory Commission. Mr. Cerovski holds a B.S. from Montana State University, a M.S from Purdue University, and a M.B.A. from George Washington University.

“I am extremely grateful to the Board of Directors for this opportunity and am excited to join the executive leadership team at this important stage in the Company’s evolution,” stated Thomas Cerovski, Senior Vice President and Chief Operating Officer of Thermon. “Over the last several years, we have made tremendous progress executing against our key priorities, including diversifying our business and further expanding our installed base; however, significant opportunities remain, and I am looking forward to working with all of our dedicated team members across the organization as we continue to execute on our key strategic pillars, with a focus on our Decarbonization, Digitization, and Diversification growth initiatives and profitability improvement priorities.”

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

CONTACT:

Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

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